For more information contact: Chelsea Rarrick +1.804.965.1618 chelsea.rarrick@markel.com Investor Relations IR@markel.com

FOR IMMEDIATE RELEASE
Markel Corporation announces Richard R. Whitt to retire by March 31, 2023
•Richard R. Whitt III to retire by March 31, 2023, after 31 years with Markel and six years as Co-Chief Executive Officer
•Upon Mr. Whitt’s retirement, Thomas S. Gayner, Co-Chief Executive Officer of Markel, will become Chief Executive Officer
•At that time, Jeremy A. Noble, Senior Vice President and Chief Financial Officer, will assume leadership of Markel’s global insurance platform operations, reporting to Mr. Gayner
•Effective today, Michael R. Heaton, President, Markel Ventures, becomes Executive Vice President of Markel and Andrew G. Crowley, Executive Vice President, Markel Ventures, succeeds Heaton as President, Markel Ventures
RICHMOND, Va., May 4, 2022 -- Markel Corporation (NYSE: MKL) announced today that Richard R. Whitt III, Co-Chief Executive Officer of Markel, plans to retire by March 31, 2023. Upon Mr. Whitt’s retirement, Jeremy A. Noble, Senior Vice President and Chief Financial Officer, will assume responsibilities for leading Markel’s global insurance platform, consisting of insurance, reinsurance, program services and insurance linked securities businesses. After stepping down, Mr. Whitt will remain with the Company in a consulting role to ensure a seamless transition.
“On behalf of the Board, executive leadership team and employees at Markel, we would like to thank Richie for his leadership and dedication to Markel for over three decades,” said Steven A. Markel, Chairman of the Board of Markel. “Throughout his career at Markel, Richie has represented Markel’s culture and values, especially honesty, fairness, and the zealous pursuit of excellence, which has led to the transformation of the insurance business into a global leader. We have never been in a stronger position.”
Mr. Whitt has served as Co-CEO of Markel since 2016. Since joining the Company in 1991, he has held numerous senior leadership roles, including as President and Chief Operating Officer from 2010 to 2015. He also served as Controller; Vice President, Treasurer and Controller; Executive Vice President and Chief Administrative Officer of Markel’s international operations; Chief Financial Officer; and Co-Chief Operating Officer. Mr. Whitt led Markel in a variety of acquisitions including Alterra, Nephila and State National, broadening the Company’s abilities to address clients’ most complex risk needs.
“Serving as Co-CEO of Markel and spending the vast majority of my career with this incredible company has truly been an honor,” said Mr. Whitt. “It has been a privilege working together with Tom on behalf of the whole Markel family. I am excited for the bright future that lies ahead for Markel, and I could not be more confident in turning over the reins to Jeremy to lead the insurance engine going forward.”
“Richie and I have been working side by side for over thirty years to build Markel into one of the world’s great companies, and I join with the rest of the Markel family in thanking him for his partnership,” said Tom Gayner, Co-CEO. “Over this time, we’ve grown from working with about 300 colleagues to over 20,000, and throughout that time Richie has always risen to the occasion, leading with integrity and determination throughout. Together, we congratulate him on a remarkable career and thank him for his invaluable contributions to Markel.”

Mr. Gayner will become Chief Executive Officer responsible for holding company strategy and oversight of Markel’s three profit producing engines of insurance, investments and Markel Ventures. He also will continue in his role as the chief investment officer of Markel.
“Tom’s appointment as sole CEO upon Richie’s retirement next year reflects his excellent leadership and stewardship of Markel over the past six years as Co-CEO,” said Steve Markel. “From the time my grandfather started the business in the 1930’s until today, evolution has been key to our enduring success. Tom’s vision has enabled Markel’s continued evolution into the global holding company it is today. We are grateful for Tom’s commitment to Markel and look forward to him becoming CEO of our Company.”
Mr. Whitt and Mr. Noble will be working closely together to ensure a smooth transition of insurance engine responsibilities. Mr. Noble will retain the duties of principal financial officer of the Company until these duties are transitioned to his successor. A recruitment process for this position is underway.
Mr. Noble has more than 20 years of experience and has held multiple roles of increasing leadership at Markel before becoming Chief Financial Officer in 2018, including Finance Director, Markel International; Managing Director, Internal Audit; and Assistant Controller.
Additional leadership appointments
Markel announced the following additional leadership appointments, effective immediately:
•Michael R. Heaton, President, Markel Ventures, will assume the newly created role of Executive Vice President of Markel, with managerial responsibility over holding company functions.
•Andrew G. Crowley, Executive Vice President, Markel Ventures, will succeed Mr. Heaton as President, Markel Ventures.
“Mike and Andrew have been close partners since the early days of Markel Ventures and have led Markel Ventures to substantial growth. Day in and day out, they have both lived the Markel Style, supporting the Markel Ventures family of businesses,” said Tom Gayner. “I am confident in and grateful for both of them as they continue serving the Company in their new roles.”
About Markel
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Markel® is a registered trademark of the Markel Corporation. Visit Markel on the web at markel.com.
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